EXHIBIT 23.1

Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

Mr. Louie P. Aquino, President
Aquino Milling Inc.
113 Barksdale Professional Center
Newark, DE 19711

Dear Mr. Aquino:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Post-Effective Amendment 1 to the Form S-1 of Aquino Milling Inc. of our report on the financial statements of the Company as its registered independent auditor dated January 28, 2013, as of and for the years ended December 31, 2012 and 2011 and from inception to December 31, 2012. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

Weinberg & Baer LLC
Baltimore, Maryland
April 18, 2013